Exhibit 99.1

MEDCATH CONTACTS:
O. Edwin French	Jeff Hinton
President & Chief Executive Officer	EVP & Chief Financial Officer
(704) 708-6600	(704) 708-6600
MedCath Announces Resignation of Phil Mazzuca, Chief Operating Officer
     CHARLOTTE, N.C., Sept 26, 2008 — MedCath Corporation (Nasdaq: MDTH), a healthcare provider focused on high acuity healthcare services, predominately the diagnosis and treatment of cardiovascular disease, announced today the resignation of Phil Mazzuca, Executive Vice President and Chief Operating Officer since March 2006. Mazzuca will remain with MedCath for up to 90 days and then assume a post with a private healthcare company. MedCath also announced that Mazzuca’s responsibilities will be assumed on an interim basis by O. Edwin French, MedCath’s President and Chief Executive Officer and Derek Morkel, Senior Vice President, Operations. The Company has begun a search for a Hospital Division President to fill the role vacated by Mazzuca.
     “Phil has made many meaningful contributions to MedCath over the past two and a half years, helping establish a disciplined system-wide approach to managing operations metrics and enhancing support for our hospitals. We congratulate him on his advancement, wish him much success in his new role, and thank him for his contributions to MedCath,” French said. “Our search for a Hospital Division President is underway, and our efforts will focus on placing an executive capable of advancing our strategic plans and goals in this challenging operating environment.”
     Morkel, also with MedCath for two and a half years, has been responsible for driving the company’s revenue cycle, labor management and supply chain management improvements during that time. “Increasing Derek’s visibility and responsibilities provides continuity and ensures there will be no disruption during our search for Phil’s replacement”, said French.
     MedCath Corporation, headquartered in Charlotte, N.C., is a healthcare provider focused on high acuity services with the diagnosis and treatment of cardiovascular disease being a primary service offering. MedCath owns an interest in and operates nine hospitals with a total of 676 licensed beds, located in Arizona, Arkansas, California, Louisiana, New Mexico, South Dakota, and Texas. MedCath is in the process of developing its tenth hospital, which is anticipated to open in fall 2009, in Kingman, Ariz. In addition, MedCath and its subsidiary MedCath Partners provide services in diagnostic and therapeutic facilities in various states.